Exhibit 1

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement, dated as of July 14, 2004 by and between E Education Network, Inc., a Nevada corporation ("EEN"), and Discovery Telecom Inc, a Delaware corporation (the "Purchaser").

RECITALS

WHEREAS, the Purchaser desires to purchase and EEN desires to sell, 10,000,000 shares of common stock (50% of the outstanding shares) of EEN, upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the above premises and the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I
PURCHASE, SALE AND TERMS OF SHARES

1.1. Purchase Price; Assumption of Note. In consideration of and in reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, and subject to the conditions hereinafter set forth, EEN agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase, 10,000,000 shares of common stock of EEN (the "Shares") for an aggregate purchase price (the "Purchase Price") of (a) $10,000 (valued at .001 par value per share), (b) the assumption by the Purchaser of $50,000 of the $187,500 obligation and liability owed by Exus Global, Inc to New Canaan Investment Partners, LLC ("New Canaan") pursuant to the Agreement re Modification and Conversion dated as of December 31, 2002 between said parties and (c) management services to be provided by the Purchaser to EEN for 3 years from the date hereof consisting of providing office space for EEN activities, and Board management expertise to implement EEN Business Plan.

1.2 Closing Deliveries. Simultaneous with the execution and delivery of this Agreement, (a) the Purchaser shall pay $10,000 to EEN and deliver to Exus Global, Inc a release from New Canaan in the form of Exhibit A attached hereto and (b) EEN shall deliver to the Purchaser a stock certificate representing the Shares.

1.3 Representations by the Purchaser. The Purchaser makes the following representations and warranties to EEN:

a. Access to Information The Purchaser, in making the decision to purchase the Shares, has relied upon the representations and warranties contained in this Agreement as well as independent investigations made by it and/or its representatives, if any. The Purchaser and/or its representatives during the course of this transaction, and prior to the purchase of any Shares, has had the opportunity to ask questions of and receive answers from the management of EEN concerning the business of the company and to receive any additional information, documents, records and books relative to the business, assets, financial condition, results of operations and liabilities (contingent or otherwise) of EEN.

b. Sophistication and Knowledge. The Purchaser and/or its representatives has such knowledge and experience in financial and business matters that it can represent itself and is capable of evaluating the merits and risks of the purchase of the Shares. The Purchaser is not relying on EEN with respect to the tax and other economic considerations of an investment in the Shares, and the Purchaser has relied on the advice of, or has consulted with, only the Purchaser's own advisor(s). The Purchaser represents that it has not been organized for the purpose of acquiring the Shares.

c. #9; Lack of Liquidity. The Purchaser acknowledges that the purchase of the Shares involves a high degree of risk and further acknowledges that it can bear the economic risk of the purchase of the Shares, including the total loss of its investment. The Purchaser has no present need for liquidity in connection with its purchase of the Shares.

d. Public Solicitation. The Purchaser is not subscribing for the Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to the Purchaser in connection with investments in securities generally.

e. Authority. The Purchaser has full right and power to enter into and perform pursuant to this Agreement and make an investment in EEN, and this Agreement constitutes the Purchaser's valid and legally binding obligation, enforceable in accordance with its terms. The Purchaser is authorized and otherwise duly qualified to purchase and hold the Shares and to enter into this Agreement. The execution and delivery of this Agreement and the consummation of the Shares and the transactions contemplated by this Agreement do not and will not conflict with or result in a breach by the undersigned or any of the terms or provisions of, or constitute a default under, the articles of incorporation or by-laws (or similar constitutive documents) of the Purchaser or any indenture, mortgage, deed, contract, arrangement or other agreement or instrument to which the Purchaser is a party or by which any of its properties or assets are bound, or any existing applicable law, rule or regulation of the United States or any state thereof or any applicable decree, judgment or order of any court, regulatory body, administrative agency or other body having jurisdiction over the Purchaser or its assets or properties. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser, or its officers or directors in their capacity as such.

f. Brokers or Finders. No person or entity has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon EEN for any commission, fee or other compensation as a finder or broker because of any act or omission by such Purchaser or its respective agents.

g. No Transfers. The Purchaser understands that EEN is under no obligation to register the Shares under the Securities Act of 1933, as amended (the "Act"), or to assist the Purchaser in complying with the Act or the securities laws of any state of the United States or of any foreign jurisdiction. Purchaser agrees that it will not transfer or dispose of the Shares, and EEN shall not be required to transfer the Shares without either a registration statement declared effective by the Securities and Exchange Commission (the "SEC") or an opinion of counsel satisfactory to EEN.

h. Exemption. The Purchaser acknowledges its understanding that the offering and sale of the Shares, is intended to be exempt from registration under the Act by virtue of Section 4(2) of the Act and/or the provisions of Regulation D promulgated thereunder ("Regulation D"). In furtherance thereof, in addition to the other representations and warranties of the undersigned made herein, the Purchaser represents and warrants that (i) an "accredited undersigned" as that term is defined in Rule 501 of the General Rules and Regulations under the Act by reason of Rule 501(a)(3), (ii) experienced in making investments of the kind described in this Agreement, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by EEN or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and (iv) able to afford the entire loss of its investment in the Shares.

i. Legend. Each certificate representing the Shares shall be endorsed with the legend below, in addition to any other legend required to be placed thereon by applicable federal or state securities laws. The Purchaser consents to EEN making a notation on its respective records or giving instructions to any transfer agent in order to implement the restrictions on transfer of the Shares set forth herein.

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (i) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (ii) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT BUT ONLY UPON A HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL TO THE CORPORATION, OR OTHER COUNSEL REASONABLY ACCEPTABLE TO THE CORPORATION, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE "BLUE SKY" OR SIMILAR SECURITIES LAW."

j. No Distribution. The Purchaser is acquiring the Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person has a direct or indirect beneficial interest in the Shares or any portion thereof. Further, the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Shares for which the Purchaser is subscribing or any part of the Shares. Except that up to 2,000,000 shares of the 10,000,000 shares received will be allocated to V.P> Solutions LLC at the option of the Purchaser.

k. Representations. No representations or warranties have been made to the Purchaser by EEN, or any officer, employee, agent, affiliate or representative of EEN, other than the representations contained in this Agreement, and in subscribing for the Shares the Purchaser is not relying upon any representations other than those contained herein.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EEN

        EEN represents and warrants to the Purchaser as follows:

a. Organization and Standing. EEN has been duly incorporated and is validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority necessary to own its properties and to conduct its business as presently conducted, to deliver this Agreement and any other agreements required to be executed by EEN in connection with performance under this Agreement (collectively with this Agreement, the "Transaction Documents"), to issue and sell the Shares and to carry out the provisions of the Transaction Documents.

b. Authority for Agreement. The execution and delivery by EEN of the Transaction Documents, and the performance by EEN of its obligations thereunder, have been duly and validly authorized by all requisite corporate action on the part of EEN. The Transaction Documents, when executed and delivered, will be legally valid and binding obligations of EEN, enforceable against EEN, in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and general principles of equity that restrict the availability of equitable remedies. To the knowledge of EEN, the execution and delivery of the Transaction Documents by EEN and the performance of their respective obligations thereunder do not, as of the date hereof, (i) conflict with or violate the provisions of its respective Charter or Bylaws, (ii) require Company any filing with, or any permit, authorization, consent or approval of, any governmental entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, lien, encumbrance or other arrangement to which EEN is a party or by which it is bound or to which its respective assets are subject, (iv) violate or contravene any United States federal, Nevada corporate or applicable state statute, rule or regulation applicable to it or any order, writ, judgment, injunction, decree, determination or award.

c. Securities Law Filings, Etc. Purchaser and/or its representative are relying on filings made by Exus Global, Inc. ("Exus") with the SEC, which filings are available to the public on EDGAR (collectively the "SEC Filings"). The SEC Filings, as of the date of the filing thereof with the SEC, complied in all material respects with the provisions of the Securities Exchange Act of 1934 (the "Exchange Act"), and in each case the rules and regulations promulgated thereunder, and none of such filings contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

d. Capitalization and Issuances of Stock. (a) EEN is authorized to issue 51,000,000 shares of common stock with a par value of $0.001 of which 50,000,000 shares of common stock and 1,000,000 shares of preferred stock. EEN has authorized and outstanding capital stock as set forth on Schedule A. All outstanding shares of capital stock of EEN are duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as set forth in the SEC Filings and as set forth on Schedule A: (i) there are no outstanding options, stock subscription agreements, warrants or other rights permitting or requiring EEN or others to purchase or acquire any shares of capital stock or other equity securities of EEN; (ii) there are no securities issued or outstanding which are convertible into or exchangeable for any of the foregoing and there are no contracts, commitments or understandings, whether or not in writing, to issue or grant any such option, warrant, right or convertible or exchangeable security; (iii) there are no shares of stock or other securities of EEN reserved for issuance for any purpose; (iv) there are no voting trusts or other contracts, commitments, understandings, arrangements or restrictions of any kind with respect to the ownership, voting or transfer of shares of stock or other securities of EEN to which EEN or, to the best of its knowledge, any stockholder of either company is a party, including without limitation, any preemptive rights, rights of first refusal, proxies or similar rights and (v) there is no person who holds a right to require EEN to register any securities thereof under the Act or to participate in any such registration.

e. Issuance of Securities. The issuance, sale and delivery of the Shares in accordance with this Agreement, have been duly authorized, and the Shares reserved for issuance by all necessary corporate action on the part of EEN. The Shares, when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement will be duly and validly issued, fully paid and non-assessable, and will be free of all liens, charges, claims, encumbrances and restrictions on transfer other than the restrictions on transfer under the Transaction Documents and under applicable state and federal securities laws.

f. Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental entity or regulatory body (a "Governmental Entity") is required on the part of EEN in connection with the execution and delivery of the Transaction Documents, the offer, issue, sale and delivery of the Shares or the other transactions to be consummated as contemplated by this Agreement except qualifications or filings under the Act and other applicable state securities laws which qualifications or filings, if required, will be obtained or made and will be effective within the time periods required by law.

g. Offering Exemption. Assuming the accuracy of the representations and warranties made by the Purchaser, the offer, sale and issuance of the Shares to the Purchaser will be exempt from the registration requirements of the Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither EEN nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by EEN within the registration provisions of the Act or any state securities laws.

h. Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of EEN, is currently threatened, against said companies. EEN is not aware of any basis for any of the foregoing or any intent on its part to initiate any of the foregoing.

i. Absence of Liabilities. EEN has no material liabilities, contingent or otherwise, other than a payable to Don Rose former CEO of E Education Network, Inc.

j. Taxes. EEN has not filed any Federal, state, county, local and foreign tax returns (collectively, "Tax Returns") that EEN is required to file.

k. Property and Assets. EEN has good title to, or a valid leasehold interest in, all of its material properties and assets. None of such properties or assets is subject to any mortgage, pledge, lien, security interest, lease, charge or encumbrance. EEN does not own any real estate. All personal property of EEN is in good operating condition and repair (ordinary wear and tear and routinely scheduled maintenance excepted) and is suitable and adequate for the uses for which it is intended or is being used.

l. Intellectual Property. To the best of EEN's knowledge, EEN owns, or has the right to use, free and clear of all liens, charges, claims and restrictions, all patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names, copyrights and licenses presently owned or held by it or employed or proposed to be employed by it in its business as now conducted or proposed to be conducted, as well as any agreement under which it has access to any confidential information used by EEN in its business (the "Intellectual Property Rights"). EEN has not received any communications alleging that it has violated any of the patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other proprietary rights of any other person or entity ("Third-Party Intellectual Property Rights"), and to the best of its knowledge the business proposed by EEN will not cause it to infringe or violate any Third Party Intellectual Property Rights. EEN is not aware of any violation by any third party of any Intellectual Property Rights of it or of any defects therein or in the title thereto. EEN is not aware that any employee is obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with: (i) the performance of such employee's duties as an officer, employee or director of it; (ii) the use of such employee's best efforts to promote the interests of it; or (iii) its business as conducted.

m. Compliance. EEN has, in all material respects, complied with all laws, regulations and orders applicable to its business and have all material permits and licenses required thereby. There is no term or provision of any material mortgage, indenture, contract, agreement or instrument to which EEN is a party or by which it is bound, or, to the best of its knowledge, of any state or Federal judgment, decree, order, statute, rule or regulation applicable to or binding upon it that materially adversely affects the business, prospects, condition, affairs or operations of such company or any of its properties or assets. To its knowledge, no employee of EEN is in violation of any contract or covenant (either with it or with another entity) relating to employment, patent, other proprietary information disclosure, non-competition, or non-solicitation.

n. Employees. All employees of EEN who have access to confidential or proprietary information have executed and delivered nondisclosure agreements, and all of such agreements are in full force and effect. EEN has complied in all material respects with all applicable laws relating to wages, hours, equal opportunity, collective bargaining, workers' compensation insurance and the payment of social security and other taxes. None of the employees of either company is represented by any labor union, and there is no labor strike or other labor trouble (including, without limitation, any organizational drive) pending or, to its knowledge, threatened.

o. Contracts. Schedule B contains a true, complete and accurate list of all contracts, agreements and arrangements, whether oral or written, to which EEN is a party or by which it is bound.

p. Brokers or Finders. EEN does not have, directly or indirectly, any liability for brokerage or finders' fees, agents' commissions or other similar charges in connection with the Transaction Documents or any of the transactions contemplated hereby or thereby.

q. Disclosures. EEN has provided the Purchaser with all information requested by the Purchaser in connection with their decision to purchase the Shares. Neither this Agreement, any Exhibit hereto nor the Transaction Documents, nor any report, certificate or instrument furnished to the Purchaser or its agents in connection with the transactions contemplated by this Agreement, when read together, contains or will contain any material misstatement of fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV

Covenants of EEN and the Purchaser

4.1 Board Representation. EEN and the Purchaser agree that after the date hereof, the number of persons comprising the Board of Directors of EEN (the "Board") shall be no more than four (4) persons, one of whom shall be nominated by Exus Global, Inc, one of whom will be nominated by Daniel Imperato, a founding shareholder of EEN, and two will be nominated by the Purchaser. The Purchaser agrees to appoint the Exus nominee and Imperato nominee to the Board; upon the death or resignation of the Exus or Imperato nominee, EEN and the Purchaser agree to take any and all necessary steps to ensure that the replacement nominee of Exus or Imperato becomes a Board member as soon as possible.

Each of the following matters shall require a super majority (75%) approval of the Board, and EEN, and no officer, employee or agent of EEN shall have authority, in the name or on behalf of EEN, to take any of the following actions, directly or indirectly, without the prior approval:

(a) the appointment and/or termination of any officer or employee of EEN and the compensation thereof;

(b) incur any indebtedness whatsoever by or on behalf of EEN, including, without limitation, guarantee the indebtedness or obligations of the Company or any other person, other than in an amount not to exceed $25,000, either individually or in a series or related transactions;

(c) the making of any loan from EEN;

(d) the sale or issuance of any shares of EEN or other securities or other rights convertible or exchangeable into or exercisable for shares of EEN (collectively, "New Securities");

(e) a sale of all or substantially all of the assets or technology of EEN;

(f) the participation by EEN in any joint venture, partnership or other association or strategic alliance;

(g) engage in any business other than the business currently engaged in by EEN;

(h) permit or cause any amendment, modification or other change to the Articles of Incorporation or Bylaws of EEN;

(i) declare or pay any dividend or other distribution of cash, stock or other asset of EEN; or

(j) the dissolution or termination of EEN.

4.2 Preemptive Right. If the Board determines to seek to raise additional capital for EEN by issuing any New Securities, EEN shall first offer to sell the New Securities to each of the majority shareholders of the Company (holders of 10% or more of stock) listed on Schedule A, pro rata in accordance with their respective percentage interests in EEN at the same price and on the same terms proposed to be issued or sold by EEN so that each of the shareholders would, after the issuance or sale of all such New Securities, hold the same percentage interest in EEN as he had immediately prior to the issuance or sale of the New Securities.

ARTICLE V

MISCELLANEOUS

5.1 No Waiver; Cumulative Remedies. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

5.2 Amendments, Waivers and Consents. Any provision in the Agreement to the contrary notwithstanding, and except as hereinafter provided, changes in, termination or amendments of or additions to this Agreement may be made, and compliance with any covenant or provision set forth herein may be omitted or waived, if all the parties hereto consent thereto in writing. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

5.3 Addresses for Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed, telegraphed or delivered to each applicable party at the address set forth below their name on the signature page or at such other address as to which such party may inform the other parties in writing in compliance with the terms of this Article. All such notices, requests, demands and other communications shall be considered to be effective when delivered.

5.4 Costs, Expenses and Taxes. All parties shall bear their own expenses.

5.5 Effectiveness; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Exus, EEN and the Purchaser and the respective successors and assigns; provided, that, Purchaser may not assign any of its rights or obligations under this Agreement without the prior written consent of EEN.

5.6 Prior Agreements. The Transaction Documents executed and delivered in connection herewith constitute the entire agreement between the parties and supersede any prior understandings or agreements concerning the subject matter hereof.

5.7 Severability. The provisions of the Transaction Documents are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained therein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of such Transaction Document and the terms of the Shares shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

5.8 Governing Law; Venue. This Agreement shall be enforced, governed and construed in accordance with the laws the State of New York or federal securities law where applicable without giving effect to choice of laws principles or conflict of laws provisions. Any dispute arising out of this agreement shall first be submitted to arbitration before a single arbitrator sitting in New York, New York, said arbitration to be conducted in accordance with the commercial rules of the American Arbitration Association. Any discovery permitted by the arbitrator shall be conducted in accordance with the Federal Rules of Civil Procedure relating to the conduct of written and oral discovery. Judgment may be entered upon the finding of the arbitrator in any court of competent jurisdiction. The arbitrator shall render his or her findings and award within 30 days of the completion of the hearing. The award shall be in writing and shall state the reasons for the award. The arbitrator may award costs and expenses at his or her discretion.

5.9 Purchaser hereby waives, and agrees not to assert against EEN, or any successor assignee thereof, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, (i) any claim that the Purchaser is not personally subject to the jurisdiction of the arbitrator, and (ii) to the extent permitted by applicable law, any claim that such suit, action or proceeding is brought in an inconvenient forum or that the venue of any such suit, action or proceeding is improper or that this Agreement may not be enforced in or by such courts

5.10 Headings. Article, section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

5.11 Survival of Representations and Warranties. All representations and warranties made in the Transaction Documents, the Shares, or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof.

5.12 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

5.13 Further Assurances. From and after the date of this Agreement, upon the request of Exus, EEN or the Purchaser, Exus, EEN and the Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of the Transaction Documents and the Shares.

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the date first above written.

E EDUCATION NETWORK, INC.

By: /s/ Isaac Sutton
Isaac Sutton CEO

Discovery Telecom, Inc

By: /s/ Antonio Autorino
Antonio Autorino  CEO

Christ Investments, LCC and Daniel Imperato, Founding Members

By: /s/ Daniel Imperato

Exus Global, Inc Founding Member

By: /s/ Isaac Sutton

Schedule A

Exus Global, Inc.                      4,000,000

Christ Investments, LLC           1,000,000

Daniel Imperato                        1,500,000

Orbitel One Inc.                        2,500,000

900 Shareholders                      1,000,000

Total                                       10,000,000

Schedule B

Contracts

Distance learning Inc

Kaplan Nursing

Click A Tutor

Skillsoft ( pending)